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                                                                      EXHIBIT 12

        KAISER ALUMINUM & CHEMICAL CORPORATION AND SUBSIDIARY COMPANIES
         COMPUTATION OF CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES
                    (IN MILLIONS OF DOLLARS, EXCEPT RATIOS)

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                                                   NINE MONTHS
                                                      ENDED
                                                  SEPTEMBER 30,              YEAR ENDED DECEMBER 31,
                                                 ---------------   --------------------------------------------
                                                  1996     1995     1995     1994      1993      1992     1991
                                                 ------   ------   ------   -------   -------   ------   ------
Earnings:
  Consolidated Income (loss) from continuing
    operations.................................  $ 15.7   $ 43.1   $ 65.3   $ (96.2)  $(117.6)  $ 29.6   $124.7
  Add (deduct) undistributed (earnings) losses
    of less-than-fifty percent-owned
    companies..................................    (7.5)   (17.2)   (19.2)      1.9       3.3      1.9     19.5
  Add (deduct) minority interest share of
    income (losses) of majority-owned
    subsidiaries that have fixed charges.......    (0.5)     1.0      0.4      (1.6)     (4.3)    (6.5)    (7.6)
                                                  -----    -----    -----   -------   -------   -------  -------
         Consolidated earnings (losses)........     7.7     26.9     46.5     (95.9)   (118.6)    25.0    136.6
  Add provision (credit) for income taxes:
    Consolidated provision for income taxes....     8.4     24.6     37.4     (54.0)    (86.9)     5.3     32.4
    Add (deduct) minority interest share of tax
      provision (credit) of majority-owned
      subsidiaries that have fixed charges.....      .9      2.1      2.3       0.6       0.2      0.2     (0.9)
                                                  -----    -----    -----   -------   -------   -------  -------
         Pre-tax income (loss).................    17.0     53.6     86.2    (149.3)   (205.3)    30.5    168.1
  Fixed charges included therein (see below)...    70.2     73.3     96.6      95.3      89.5     81.1     90.1
  Deduct equity in losses of less-than-fifty
    percent owned companies where the Company
    has guaranteed the debt of such
    companies..................................                                (4.7)     (2.5)             (4.4)
  Previously capitalized interest amortized
    during the period..........................     1.1      0.9      1.2       1.2       1.0      0.7      0.7
                                                  -----    -----    -----   -------   -------   -------  -------
         Total earnings........................  $ 88.3   $127.8   $184.0   $ (57.5)  $(117.3)  $112.3   $254.5
                                                  =====    =====    =====   =======   =======   =======  =======
Fixed Charges:
  Interest expense (includes amortization of
    deferred financing cost)...................  $ 68.3   $ 71.3   $ 93.9   $  88.6   $  84.2   $ 78.7   $ 82.7
  Portion of rental expense representative of
    the interest factor........................     1.9      2.0      2.7       2.6       2.3      2.4      2.0
  Interest expense related to guaranteed debt
    of less-than-fifty-percent owned companies
    incurring losses...........................                                 4.1       3.0               5.4
                                                  -----    -----    -----   -------   -------   -------  -------
         Consolidated fixed charges added to
           pre-tax income......................    70.2     73.3     96.6      95.3      89.5     81.1     90.1
  Capitalized interest.........................     3.2      1.9      2.8       2.7       3.4      4.4      4.2
                                                  -----    -----    -----   -------   -------   -------  -------
         Total fixed charges...................  $ 73.4   $ 75.2   $ 99.4   $  98.0   $  92.9   $ 85.5   $ 94.3
                                                  =====    =====    =====   =======   =======   =======  =======
Consolidated Ratio of Earnings to Fixed
  Charges......................................    1.20x    1.70x    1.85x       --        --     1.31x     2.7x
                                                  =====    =====    =====   =======   =======   =======  =======
Fixed Charge Coverage Deficiency...............                             $ 155.5   $ 210.2
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